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DT Midstream, Inc. Announces Board of Directors Changes

DETROIT, Mar. 8, 2023 – The DT Midstream, Inc. Board of Directors announced the appointment of Angela Archon to its Board of Directors, effective March 7, 2023. Ms. Archon, who qualifies as an independent director, will serve as a Class III Director of DT Midstream until the company’s 2024 annual meeting of stockholders or until her earlier resignation or removal.

Ms. Archon’s career includes over 30 years at International Business Machines (IBM) where she held various global executive leadership roles in strategy, operations, customer relations, IT systems, business development and supply chain management. Ms. Archon also has significant independent public board experience. She currently serves on the board of Spirax-Sarco Engineering plc, which is a world leading thermal energy management and niche pumping specialist, and previously served on the boards of Switch, Inc. and H&R Block. Ms. Archon also serves on the board of Stewardship Trustees of CommonSpirit Health, the nation’s largest Catholic healthcare system.

“We are excited to welcome Angela to the DT Midstream Board of Directors and feel that her depth of experience in diverse operating functions will greatly contribute to our strategic and corporate governance initiatives,” said David Slater, President and CEO of DT Midstream. Ms. Archon will become the Chair of the Corporate Governance Committee and will also serve on the Board’s Organization and Compensation and Environmental, Social and Governance Committees.

Coinciding with the appointment of Ms. Archon, Wright Lassiter III, DT Midstream’s Lead Independent Director and Chair of the Corporate Governance Committee, has resigned. Mr. Lassiter has served on DT Midstream’s Board of Directors since July 2021. “Wright’s leadership contributed to the successful transition of DT Midstream into an independent public company. I appreciate his guidance while serving on the Board and wish him continued success,” said Robert Skaggs, Executive Chairman of DT Midstream.

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Additionally, Stephen Baker has been appointed Lead Independent Director, effective March 7, 2023. Mr. Baker, who is also the Chair of the Finance Committee, succeeds Mr. Lassiter. Mr. Baker is a highly respected business leader and has significant business and financial expertise in the energy industry. He has served as a member of the Board of Directors of DT Midstream since July 2021 and helped guide the company through its successful spin-off from DTE Energy. “Steve has a breadth of experience in the pipeline sector, and I am confident that he will provide exceptional guidance and oversight to the Board and the Executive Leadership Team,” said Mr. Skaggs.

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About DT Midstream

DT Midstream (NYSE: DTM) is an owner, operator and developer of natural gas interstate and intrastate pipelines, storage and gathering systems, compression, treatment and surface facilities. The company transports clean natural gas for utilities, power plants, marketers, large industrial customers and energy producers across the Southern, Northeastern and Midwestern United States and Canada. The Detroit-based company offers a comprehensive, wellhead-to-market array of services, including natural gas transportation, storage and gathering. DT Midstream is transitioning towards net zero greenhouse gas emissions by 2050, including a plan of achieving 30% of its carbon emissions reduction in the next decade. For more information, please visit the DT Midstream website at www.dtmidstream.com.

Investor Relations

Todd Lohrmann, DT Midstream, 313.774.2424

investor_relations@dtmidstream.com